Exhibit 4.1

PACIFICARE HEALTH SYSTEMS, INC.,

POINT ACQUISITION LLC

(to be renamed

PacifiCare Health Systems, LLC),

UNITEDHEALTH GROUP INCORPORATED

and

U.S. BANK NATIONAL ASSOCIATION

First Supplemental Indenture

Dated as of December 20, 2005

to the

Indenture

Dated as of November 22, 2002

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of December 20, 2005, is by and among PacifiCare Health Systems, Inc., a Delaware corporation (the “Company”), UnitedHealth Group Incorporated, a Minnesota corporation (“UnitedHealth Group”), Point Acquisition LLC, a limited liability company organized under the laws of the State of Delaware and a direct, wholly owned subsidiary of UnitedHealth Group (the “Successor Company”), and U.S. Bank National Association (as successor-in-interest to State Street Bank and Trust Company of California, N.A.), a national banking association (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of November 22, 2002 (the “Indenture”), to provide for the issuance of up to $150,000,000 aggregate principal amount of the Company’s 3% Convertible Subordinated Debentures due 2032 (the “Securities”), of which $135,000,000 aggregate principal amount were originally issued and $106,100,000 aggregate principal amount are outstanding as of the date hereof;

WHEREAS, the Company, UnitedHealth Group and the Successor Company have entered into an Agreement and Plan of Merger, dated as of July 6, 2005 (the “Merger Agreement”);

WHEREAS, the Company will be merged (the “Merger”) with and into the Successor Company, pursuant to the Merger Agreement and the terms and conditions set forth in a Certificate of Merger to be filed with the Secretary of State of the State of Delaware on the date hereof, resulting in the Successor Company becoming the successor to and obligor on the Securities and all of the Company’s obligations under the Indenture;

WHEREAS, immediately following the consummation of the Merger, the Successor Company will be renamed PacifiCare Health Systems, LLC;

WHEREAS, following the consummation of the Merger, the Successor Company will not issue any additional Securities in the future under the Indenture;

WHEREAS, Sections 5.1 and 5.2 of the Indenture permit the Company to merge with and into another person so long as certain conditions have been met;

WHEREAS, as a result of the Merger, the Successor Company will be a wholly owned subsidiary of UnitedHealth Group and, at the effective time of the Merger, each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”) (other than shares to be canceled in accordance with Section 2.01(b) of the Merger Agreement, and other than as provided in Section 2.02(k) of the Merger Agreement with respect to shares as for which appraisal rights have been perfected), shall be converted into the right to receive (i) 1.10 validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of UnitedHealth Group (the “UnitedHealth Group Common Stock”) and (ii) $21.50 in cash (the “Merger Consideration”) and, therefore, as a result, pursuant to Section 10.16 of the Indenture, the Securities will be convertible into the equivalent of the Merger Consideration in place of Company Common Stock into which the Securities are currently convertible;

WHEREAS, Section 10.16 of the Indenture provides that, if the Company is a party to a transaction subject to Article V of the Indenture (other than a sale of all or substantially all of the properties and assets of the Company in a transaction in which the holders of shares of Company Common Stock immediately prior to such transaction do not receive securities, cash or other assets of the Company or any other person) or a merger or binding share exchange which reclassifies or changes its outstanding shares of common stock, the person obligated to deliver securities, cash or other assets upon conversion of Securities shall enter into a supplemental indenture providing that the Holder of a Security may convert it into the kind and amount of securities, cash or other assets which such Holder would have received immediately after the consolidation, merger or transfer if such Holder had converted the Security immediately before the effective date of the transaction, and providing for adjustments as nearly equivalent as may be practical to the adjustments provided for in Article X of the Indenture;

WHEREAS, Section 9.1(c) of the Indenture provides that, without the consent of any Securityholder, the Company and the Trustee may amend or supplement the Indenture to, among other things, comply with Article V or Section 10.16 of the Indenture; and

WHEREAS, all things necessary to authorize the assumption by the Successor Company of the Company’s obligations under the Indenture and to make this First Supplemental Indenture when executed by the parties hereto a valid and binding supplement to the Indenture have been done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Securityholders as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AMENDMENT OF INDENTURE AND

ASSUMPTION OF OBLIGATIONS

Section 2.1 Issuance of Additional Securities

Following the consummation of the Merger, the Successor Company shall not issue any additional Securities under the Indenture. Accordingly, the references to the Securities being limited in aggregate principal amount to $150,000,000 set forth in Section 2.2 of the Indenture and paragraph 5 of Annex A-1 to the Indenture are hereby amended to refer to the Securities being limited in aggregate principal amount to $106,100,000 (the amount of Securities outstanding as of the date of this Supplemental Indenture).

Section 2.2 Assumption of Company Obligations.

As a result of the Merger, the Successor Company will become the successor obligor under the Indenture and the Securities and, as of the date hereof, the Successor Company hereby expressly assumes the due and punctual payment of the principal and premium, if any, of, and interest on, all of the Securities according to their tenor, and the due and punctual performance and observance of all of the terms, covenants and conditions of the Indenture to be kept or performed by the Company, as required by Section 5.2 of the Indenture, and, thereafter, the Successor Company shall succeed to and be substituted for the Company with the same effect as if it had been named in the Indenture as a party of the first part thereto and all references in the Indenture, as amended hereby, to “the Company” shall be deemed to be references to the Successor Company, as successor by merger to the Company under the Indenture.

Section 2.3 Conversion of Securities into Merger Consideration; Issuance of UnitedHealth Group Common Stock.

As of the date hereof:

(a) pursuant to Section 10.16 of the Indenture, the Holder of a Security may convert such Security into the Merger Consideration, assuming (to the extent applicable) that such Holder (i) was not a constituent person or an Affiliate of a constituent person to the Merger, (ii) made no election with respect thereto, and (iii) was treated alike with the plurality of non-electing Holders;

(b) UnitedHealth Group hereby agrees that, pursuant to Section 10.5 of the Indenture, it shall, prior to the issuance of any securities under Article X of the Indenture, and from time to time as may be necessary, reserve out of its authorized but unissued shares of UnitedHealth Group Common Stock a sufficient number of shares of UnitedHealth Group Common Stock to permit the conversion of the Securities in full; and

(c) pursuant to Section 10.16 of the Indenture, upon conversion of the Securities by a Holder, UnitedHealth Group will issue to such Holder shares of UnitedHealth Group Common Stock and cash in an amount equal to the number of shares of UnitedHealth Group Common Stock and cash that such Holder would have received as Merger Consideration had such Holder converted its Securities immediately prior to the Merger, in accordance with the terms and conditions of the Indenture and the Securities. The adjustments provided for in Article X of the Indenture shall apply as nearly equivalent as may be practical to UnitedHealth Group and UnitedHealth Group Common Stock as those that apply immediately prior to the Merger to the Company and Company Common Stock, respectively.

Section 2.4 Notices.

The notice provisions of Section 12.2 of the Indenture shall be amended to read as follows:

“if to the Company:

PacifiCare Health Systems, LLC

c/o UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, Minnesota 55343

Attention: General Counsel

Facsimile No.: (952) 936-0044

Telephone No.: (952) 936-1300

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Thomas A. Roberts

                  Raymond O. Gietz

Facsimile No.: (212) 310-8007

Telephone No.: (212) 310-8000

if to the Trustee:

U.S. Bank National Association

633 West 5th Street

24th Floor

Los Angeles, California 90071

Attention: Corporate Trust Department

                  PacifiCare Health Systems, Inc.

                  3% Convertible Subordinated Debentures due 2032

Facsimile No.: (213) 615-6197

Telephone No.: (213) 615-6043”

ARTICLE THREE

MISCELLANEOUS

Section 3.1 Separability Clause.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.2 Modification, Amendment and Waiver.

The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article IX of the Indenture.

Section 3.3 Ratification of Indenture; First Supplemental Indenture Part of the Indenture.

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.4 Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

Section 3.5 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

Section 3.6 Trustee Makes No Representation.

The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements contained in this First Supplemental Indenture are deemed to be those of the Company, UnitedHealth Group and the Successor Company and not of the Trustee.

Section 3.7 Multiple Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.

Section 3.8 Effect of Headings.

The Section headings herein are for convenience only and shall not effect the construction thereof.

Section 3.9 Successors.

All agreements of the parties hereto in respect of this First Supplemental Indenture shall bind their respective successors.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first written above.

PACIFICARE HEALTH SYSTEMS, INC.

By:	/s/ Michael A. Montevideo
Name:	Michael A. Montevideo
Title:	Vice President and Treasurer

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ David J. Lubben
Name:	David J. Lubben
Title:	General Counsel and Secretary

POINT ACQUISITION LLC

By:	/s/ David J. Lubben
Name:	David J. Lubben
Title:	Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Paula Oswald
Name:	Paula Oswald
Title:	Vice President

Signature Page to Supplemental Indenture